Exhibit 99.1
Barbara Burger, Ph.D, Former Vice President, Innovation and President of Chevron Technology Ventures, Joins Bloom Energy Board of Directors

SAN JOSE, Calif. — July 25, 2024 — Bloom Energy (NYSE: BE) has appointed Barbara Burger, Ph.D. to its Board of Directors, effective August 1, 2024. A seasoned executive and respected leader in the energy industry, Burger finished her career at Chevron in 2022 as vice president of innovation and president of Chevron Technology Ventures (CTV).
While at the helm of CTV, Burger was charged with leading the innovations that unite the technology and industry of today with sustainable solutions for the energy demand of tomorrow. This spirit of innovation and extensive technical understanding will enable her to offer a unique perspective to Bloom as the company continues to make advances in its Solid Oxide Fuel Cell (SOFC) platform and provide new applications to support the energy transition and zero carbon future.
“On behalf of the Bloom Energy Board and leadership team, I am thrilled to welcome Dr. Barbara Burger to Bloom Energy’s Board of Directors,” said KR Sridhar, Founder, Chairman, and CEO of Bloom Energy. “As we expand our SOFC platform capabilities, Dr. Burger’s commercial background and experience developing and scaling new energy solutions will be a valuable source of guidance to our company. The significance of carbon capture technology in achieving a zero-carbon future cannot be understated and, given the unique capability of our Energy Server platform to facilitate carbon capture, I look forward to tapping her expertise in that field.”
“I am excited to join the Bloom Energy Board of Directors at this pivotal moment in the energy transition,” said Dr. Barbara Burger. “The need has never been greater for reliable, cost-efficient, and resource-efficient energy solutions to meet the increase in global energy demand while limiting negative impacts to communities and the environment. Bloom Energy will play an important role in the energy system that we need to progress.”
Burger holds a bachelor’s degree in chemistry from the University of Rochester, an academic honor MBA in finance from the University of California, Berkeley, and a doctoral degree in chemistry from the California Institute of Technology (Caltech).
She holds a range of civic and industry board and advisory positions, focusing on addressing the big challenges in energy transition, equity, and access to education. At the University of Rochester, she established the Barbara J. Burger Endowed Scholarship in the Sciences and founded the Barbara J. Burger iZone, where students generate, refine, and communicate ideas for social, cultural, community, and economic impact. At Caltech, she supports graduate women in Chemistry who aim to contribute through careers beyond academia and serves on the Strategic Advisory Board for the Resnick Sustainability Institute.

Media
press@bloomenergy.com
Investors
Ed Vallejo
investor@bloomenergy.com